FIDELITY(Registered trademark) NEW YORK MUNICIPAL TRUST
(the "Trust")

SPECIAL MEETING OF SHAREHOLDERS

February 16, 2000

 Pursuant to notice duly given, a Special Meeting of Shareholders of

SPARTAN(Registered trademark) NEW YORK MUNICIPAL INCOME FUND

(the "Fund")

was held on February 16, 2000 at 10:00 a.m. at an office of the Trust, 10th Floor, 27 State Street, Boston, Massachusetts.

 Mr. Eric Roiter, General Counsel of FMR, acted as Chairman in the absence of Mr. Edward C. Johnson 3d and Mr. Mark Chapleau, Senior Legal Counsel, acting as Secretary Pro Tempore, recorded the minutes. Mr. Gerald McDonough, an Independent Trustee of the Trust, and Mr. Bob Dwight, Treasurer of the Fidelity funds, were appointed to act as proxy agents for all shareholders who had properly returned their proxy cards.

 Mr. Roiter noted that the Trust has shareholder voting rights based on the proportionate value of a shareholder's investment.
Accordingly, each shareholder is entitled to one vote for each dollar of net asset value held on the record date for the meeting.

 Mr. Chapleau reported that proxies representing 54.707% of the outstanding voting securities of the Fund had been received. Mr.
Roiter announced that a quorum was present and called the meeting of the shareholders of the Trust to order.

 Mr. Roiter stated that the Secretary had presented him with the following documents relating to the meeting:

 Notice of Meeting dated December 20, 1999

 Proxy Statement dated December 20, 1999

 Form of Proxy

Affidavit attesting to the mailing of these documents to the record shareholders entitled to vote at the meeting

Substitute proxy form dated February 7, 2000

 Mr. Roiter indicated that a list of shareholders entitled to vote at the meeting would be made available for viewing upon request.

 Mr. Roiter recommended that the reading of the Notice of Meeting be waived. There was no objection to the recommendation.

 Mr. Roiter stated that the first item of business as stated in the Notice of Meeting and described in the Proxy Statement was to elect a Board of Trustees for the Trust.

 Mr. Chapleau reported that each of the twelve nominees listed in the Proxy Statement received the affirmative vote of at least 96.172% of the votes cast at the meeting. Whereupon, it was

VOTED: That the twelve nominees listed in the Proxy Statement dated December 20, 1999, be, and they hereby are, elected as Trustees of Fidelity New York Municipal Trust.

 Mr. Roiter stated that the second item of business as stated in the Notice of Meeting and described in the Proxy Statement was to ratify the selection of Deloitte & Touche LLP ("D&T") as independent accountant of the Fund.

 Mr. Chapleau reported that the proposal to ratify the selection of D&T as independent accountant of the Fund, as set forth in the Proxy Statement, received 551,918,619.59 affirmative votes of the Fund, or 94.843% of the votes cast at the meeting. Whereupon, it was

VOTED: That the selection of Deloitte & Touche LLP as independent accountant of Spartan New York Municipal Income Fund, as set forth in the Proxy Statement dated December 20, 1999, be, and it hereby is, ratified and approved.

 Mr. Roiter stated that the third item of business as stated in the Notice of Meeting and described in the Proxy Statement was to authorize the Trustees to adopt an Amended and Restated Declaration of Trust for the Trust, which would allow the Trustees more flexibility and broader authority to act, subject to the Trustees' continuing fiduciary duty to act in the shareholders' interests.

 Mr. Chapleau reported that the proposal to authorize the Trustees to adopt an Amended and Restated Declaration of Trust received
511,136,159.01 affirmative votes, or 89.427% of the votes cast at the meeting. Whereupon, it was

VOTED: That the Trustees, be, and they hereby are, authorized to adopt an Amended and Restated Declaration of Trust, as set forth in the Proxy Statement dated December 20, 1999.

 Mr. Roiter stated that the fourth item of business as stated in the Notice of Meeting and described in the Proxy Statement was to approve an amended Management Contract for the Fund that would (i) modify the management fee that FMR receives from the Fund to provide for lower fees when FMR's assets under management exceed certain levels and (ii) allow FMR and the Trust, for the Fund, to modify the Management Contract subject to the requirements of the Investment Company Act of 1940.

 Mr. Chapleau reported that the proposal to approve an amended
Management Contract for the Fund, as set forth in the Proxy Statement, received 520,997,775.43 affirmative votes of the Fund, or 89.529% of the votes cast at the meeting. Whereupon, it was

VOTED: That an amended Management Contract for Spartan New York
Municipal Income Fund, be, and it hereby is, approved, as set forth in the Proxy Statement dated December 20, 1999.

 Mr. Roiter stated that the fifth item of business as stated in the Notice of Meeting and described in the Proxy Statement was to modify the Fund's fundamental investment objective and eliminate certain of its fundamental investment policies to allow the Fund to communicate more clearly its investment objective and strategies by standardizing its investment disclosure in a manner consistent with other Fidelity funds with similar investment disciplines.

 Mr. Chapleau reported that the proposal to modify the Fund's fundamental investment objective and eliminate certain of its fundamental investment policies, as set forth in the Proxy Statement, received 487,210,255.54 affirmative votes of the Fund, or 85.241% of the votes cast at the meeting. Whereupon, it was

VOTED: That Spartan New York Municipal Income Fund's fundamental investment objective be, and it hereby is, modified, and certain of its fundamental policies be, and they hereby are, eliminated, as set forth in the Proxy Statement dated December 20, 1999.

 Mr. Roiter stated that the sixth item of business as stated in the Notice of Meeting and described in the Proxy Statement was to eliminate the Fund's fundamental 80% investment policy and adopt a comparable non-fundamental policy that uses an 80% asset test rather than an income test. He stated that this would allow the Trustees to modify the Fund's 80% policy, as necessary, to comply with the SEC's name test rule, if and when it is adopted, without having to incur the potential costs and delays of conducting a shareholder meeting.

 Mr. Chapleau reported that the proposal to eliminate the Fund's fundamental 80% investment policy and adopt a comparable non-fundamental policy that uses an 80% asset test rather than an income test, as set forth in the Proxy Statement, received
477,620,440.35 affirmative votes of the Fund, or 83.563% of the votes cast at the meeting. Whereupon, it was

VOTED: That Spartan New York Municipal Income Fund's fundamental 80% investment policy be, and it hereby is, eliminated, and a non-fundamental policy that uses an 80% asset test rather than an income test, be, and it hereby is, approved, as set forth in the Proxy Statement dated December 20, 1999.

 Mr. Roiter stated that the seventh and final item of business as stated in the Notice of Meeting and described in the Proxy Statement was to eliminate the Fund's fundamental 20% investment policy to allow the Fund to standardize its investment policies in a manner consistent with other Fidelity state municipal bond funds.

 Mr. Chapleau reported that the proposal to eliminate the Fund's fundamental 20% investment policy, as set forth in the Proxy
Statement, received 477,808,781.35 affirmative votes of the Fund, or 83.596% of the votes cast at the meeting. Whereupon, it was

VOTED: That Spartan New York Municipal Income Fund's fundamental 20% investment policy be, and it hereby is, eliminated, as set forth in the Proxy Statement dated December 20, 1999.

 There being no further business to come before the meeting, upon motion duly made and seconded, it was

VOTED: To Adjourn.

ADJOURNED.

A TRUE RECORD.

 ATTEST:
   Mark Chapleau
   Secretary Pro Tempore